EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-139625 and 333-138679, Form S-4 No. 333-133513, and Form S-8 Nos. 333-139624, 333-138680 and 333-127301) and related Prospectuses of EPIX Pharmaceuticals, Inc. of our reports dated March 13, 2008, with respect to the financial statements of EPIX Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of EPIX Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 13, 2008